Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Inc. Reports First Quarter 2024 Earnings
Jack in the Box same-store sales of +0.8%; Del Taco same-store sales of +2.2%
Jack in the Box systemwide sales growth of +1.8%; Del Taco systemwide sales growth of +0.1%
Diluted EPS of $1.93; Operating EPS of $1.95
Jack in the Box restaurant level margin of 23.1%, up 3.3% from prior year
Jack in the Box signed development agreements with new franchisees to expand in Florida and enter Michigan
New Smashed Jack burger sold out in less than 3 weeks during Q1 soft launch

SAN DIEGO, Calif. February 21, 2024 – Jack in the Box Inc. (NASDAQ: JACK) announced financial results for the Jack in the Box and Del Taco brands in the first quarter, ended January 21, 2024.
"The first quarter included notable progress on our long-term strategy and objectives we laid out at our recent Investor Day," said Darin Harris, Jack in the Box Chief Executive Officer. "We were also pleased with the sales rebound for Del Taco, the outperformance of Jack in the Box restaurant level margin, and the completion of development agreements with new franchisees to open new markets. These results are a reflection of our compelling brands, as well as our initiatives to maximize four-wall economics and franchise profitability, which will continue to fuel our growth plan."

Jack in the Box Performance
Same-store sales increased 0.8% in the first quarter, comprised of franchise same-store sales growth of 0.7% and company-owned same-store sales growth of 2.0%. Both franchise and company-owned restaurants experienced growth in average check, declines in transactions, and notable negative weather impact toward the end of the quarter. Systemwide sales for the first quarter increased 1.8%.
Restaurant-Level Margin(1), a non-GAAP measure, was $30.4 million, or 23.1%, up from $25.0 million, or 19.8%, a year ago driven primarily by commodity deflation and sales leverage.
Franchise-Level Margin(1), a non-GAAP measure, was $97.5 million, or 41.2%, a decrease from $106.8 million, or 44.4%, a year ago. The decrease was mainly driven by the lap of a prior year Hawaii
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transaction royalty buyout which had a $7.3 million, or 1.7%, positive impact on franchise level margin in the first quarter of 2023.
Jack in the Box grew net restaurant count by six in the first quarter, with seven restaurant openings and one restaurant closure. As of the first quarter, and since the launch of the development program in mid-2021, the company currently has 91 signed agreements for a total of 399 restaurants. Under these agreements, 41 restaurants have opened, leaving 358 remaining for future development.

Jack in the Box Same-Store Sales:	16 Weeks Ended
	January 21, 2024	January 22, 2023
Company	2.0%	12.6%
Franchise	0.7%	7.4%
System	0.8%	7.8%

Jack in the Box Restaurant Counts:

	2024			2023
	Company	Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q1	142	2,044	2,186	146	2,035	2,181
New	2	5	7	—	6	6
Refranchised	—	—	—	(5)	5	0
Closed	—	(1)	(1)	(1)	—	(1)
Restaurant count at end of Q1	144	2,048	2,192	140	2,046	2,186
Q1 Net Restaurant Increase/(Decrease)	2	4	6
YTD Net Restaurant % Increase/(Decrease) [Q1'24 vs. Q4'23]	1.4%	0.2%	0.3%

Del Taco Performance
Same-store sales increased 2.2% in the first quarter, comprised of franchise same-store sales growth of 2.4% and company-operated same-store sales growth of 1.8%. Sales performance included increases in average check via menu pricing, partially offset by changes in menu mix and transaction declines. Systemwide sales for the fiscal first quarter increased 0.1%, which was negatively impacted by a calendar shift due to aligning Del Taco's reporting calendar to Jack in the Box, as well as a temporary 12-week closure of a restaurant undergoing a fresh flex rebuild during the first quarter.
Restaurant-Level Margin(1), a non-GAAP measure, was $14.4 million, or 15.6%, down from $23.2 million, or 16.1%, a year ago. The dollar decrease was primarily a function of refranchising over 100
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restaurants during the prior fiscal year. The margin decrease was due mainly to wage and utility inflation as well as a change in the mix of restaurants, partially offset by commodity deflation.
Franchise-Level Margin(1), a non-GAAP measure, was $8.0 million, or 29.3%, up from $6.4 million, or 39.6%, a year ago. The decrease in margin percentage was driven by higher franchise costs and the impact of a higher franchise mix with pass-through rent and advertising, partially offset by growth in franchise same-store sales.
Del Taco had no change in total restaurant count in the first quarter, with three restaurant openings and three restaurant closings. Restaurant count at the end of the first quarter also reflects the Company's acquisition of 9 franchise restaurants primarily in the Detroit market, which the company will now own and operate with the purpose of improving performance and refranchising thereafter.

Del Taco Same-Store Sales:	16 Weeks Ended
	January 21, 2024	January 22, 2023
Company	1.8%	3.1%
Franchise	2.4%	2.8%
System	2.2%	3.0%

Del Taco Restaurant Counts:

	2024			2023
	Company	Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q1	171	421	592	290	301	591
New	—	3	3	—	2	2
Acquired from franchisees	9	(9)	0	—	—	—
Refranchised	—	—	—	(16)	16	0
Closed	(1)	(2)	(3)	(1)	—	(1)
Restaurant count at end of Q1	179	413	592	273	319	592
Q1 Net Restaurant Increase/(Decrease)	8	(8)	0
YTD Net Restaurant % Increase/(Decrease) [Q1'24 vs. Q4'23]	4.7%	(1.9)%	—%

Company-Wide Performance
First quarter diluted earnings per share was $1.93. Operating Earnings Per Share(2), a non-GAAP measure, was $1.95 in the first quarter of fiscal 2024 compared with $2.01 in the prior year quarter.
Total revenues decreased 7.5% to $487.5 million, compared to $527.1 million in the prior year quarter. The lower reported revenue is primarily the result of the Del Taco refranchising efforts. Net earnings decreased to $38.7 million for the first quarter of fiscal 2024, compared with $53.3 million for
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the first quarter of fiscal 2023. Adjusted EBITDA(3), a non-GAAP measure, was $101.8 million in the first quarter of fiscal 2024 compared with $108.6 million for the prior year quarter.
Company-wide SG&A expense for the first quarter was $46.4 million, a decrease of $3.8 million compared to the prior year quarter, due primarily to a prior year legal accrual along with lower advertising costs from the Del Taco refranchising. These decreases were partially offset by higher stock compensation as well as changes in the net cash surrender value of company owned life insurance ("COLI") policies. When excluding net COLI gains, our G&A was 2.5% of systemwide sales.
The income tax provisions reflect a year-to-date effective tax rate of 26.9% in 2024, as compared to 26.7% in fiscal year 2023. The Non-GAAP Operating EPS tax rate for the first quarter of 2024 was 27.2%.
(1) Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."
(2) Operating Earnings Per Share represents the diluted earnings per share on a GAAP basis, excluding certain adjustments. See "Reconciliation of Non-GAAP Measurements to GAAP Results." Operating earnings per share may not add due to rounding.
(3) Adjusted EBITDA represents net earnings on a GAAP basis excluding certain adjustments. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation
The Company repurchased 0.3 million shares of our common stock for an aggregate cost of $25.2 million in the first quarter. As of the end of the first quarter, there was $225.0 million remaining under the Board-authorized stock buyback program.
On February 16, 2024, the Board of Directors declared a cash dividend of $0.44 per share, to be paid on March 27, 2024, to shareholders of record as of the close of business on March 15, 2024. Future dividends will be subject to approval by the Board of Directors.

Guidance & Outlook Updates
All guidance and outlook provided on November 21, 2023, for the fiscal year ending September 29, 2024 remain the same as previously disclosed.

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Jack in the Box Inc.

Conference Call
The Company will host a conference call for analysts and investors on Wednesday, February 21, 2024, beginning at 2:00 p.m. PT (5:00 p.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (888) 330-2508 and using ID 4115265.

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.
Category: Earnings

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased
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Jack in the Box Inc.

regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.
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Jack in the Box Inc.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	16 Weeks Ended
	January 21, 2024	January 22, 2023
Revenues:
Company restaurant sales	$224,040	$270,191
Franchise rental revenues	113,196	108,830
Franchise royalties and other	73,330	76,390
Franchise contributions for advertising and other services	76,932	71,685
	487,498	527,096
Operating costs and expenses, net:
Food and packaging	64,132	81,933
Payroll and employee benefits	73,054	88,641
Occupancy and other	42,053	51,371
Franchise occupancy expenses	72,624	67,224
Franchise support and other costs	5,194	1,877
Franchise advertising and other services expenses	80,234	74,570
Selling, general and administrative expenses	46,365	50,142
Depreciation and amortization	18,473	19,402
Pre-opening costs	465	331
Other operating expenses (income), net	5,170	(5,501)
Losses (gains) on the sale of company-operated restaurants	254	(3,825)
	408,018	426,165
Earnings from operations	79,480	100,931
Other pension and post-retirement expenses, net	2,106	2,144
Interest expense, net	24,486	26,148
Earnings before income taxes	52,888	72,639
Income taxes	14,205	19,385
Net earnings	$38,683	$53,254

Net earnings per share:
Basic	$1.94	$2.55
Diluted	$1.93	$2.54

Weighted-average shares outstanding:
Basic	19,893	20,921
Diluted	20,051	21,000

Dividends declared per common share	$0.44	$0.44

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Jack in the Box Inc.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	January 21, 2024	October 1, 2023
ASSETS
Current assets:
Cash	$53,975	$157,653
Restricted cash	28,559	28,254
Accounts and other receivables, net	63,251	99,678
Inventories	4,381	3,896
Prepaid expenses	8,982	16,911
Current assets held for sale	23,656	13,925
Other current assets	6,109	5,667
Total current assets	188,913	325,984
Property and equipment:
Property and equipment, at cost	1,261,323	1,258,589
Less accumulated depreciation and amortization	(845,375)	(846,559)
Property and equipment, net	415,948	412,030
Other assets:
Operating lease right-of-use assets	1,411,019	1,397,555
Intangible assets, net	11,251	11,330
Trademarks	283,500	283,500
Goodwill	329,583	329,986
Other assets, net	247,048	240,707
Total other assets	2,282,401	2,263,078
	$2,887,262	$3,001,092
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$29,941	$29,964
Current operating lease liabilities	159,045	142,518
Accounts payable	70,135	84,960
Accrued liabilities	167,788	302,178
Total current liabilities	426,909	559,620
Long-term liabilities:
Long-term debt, net of current maturities	1,718,813	1,724,933
Long-term operating lease liabilities, net of current portion	1,277,947	1,265,514
Deferred tax liabilities	27,878	26,229
Other long-term liabilities	143,872	143,123
Total long-term liabilities	3,168,510	3,159,799
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 82,752,989 and 82,645,814 issued, respectively	827	826
Capital in excess of par value	524,970	520,076
Retained earnings	1,967,555	1,937,598
Accumulated other comprehensive loss	(51,306)	(51,790)
Treasury stock, at cost, 63,218,724 and 62,910,964 shares, respectively	(3,150,203)	(3,125,037)
Total stockholders’ deficit	(708,157)	(718,327)
	$2,887,262	$3,001,092

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Jack in the Box Inc.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Sixteen Weeks Ended
	January 21, 2024	January 22, 2023
Cash flows from operating activities:
Net earnings	$38,683	$53,254
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18,473	19,402
Amortization of franchise tenant improvement allowances and incentives	1,418	1,215
Deferred finance cost amortization	1,493	1,616
Excess tax (benefits) deficiency from share-based compensation arrangements	(9)	143
Deferred income taxes	(719)	3,385
Share-based compensation expense	4,820	3,534
Pension and post-retirement expense	2,106	2,144
Gains on cash surrender value of company-owned life insurance	(6,161)	(6,631)
Losses (gains) on the sale of company-operated restaurants	254	(3,825)
Gains on acquisition of restaurants	(2,357)	—
Losses (gains) on the disposition of property and equipment, net	1,011	(10,009)
Impairment charges and other	28	483
Changes in assets and liabilities, excluding acquisitions:
Accounts and other receivables	40,139	37,813
Inventories	(484)	194
Prepaid expenses and other current assets	9,587	6,953
Operating lease right-of-use assets and lease liabilities	12,208	11,281
Accounts payable	(13,826)	(31,285)
Accrued liabilities	(125,861)	(24,677)
Pension and post-retirement contributions	(1,698)	(1,688)
Franchise tenant improvement allowance and incentive disbursements	(523)	(527)
Other	(1,257)	(303)
Cash flows (used in) provided by operating activities	(22,675)	62,472
Cash flows from investing activities:
Purchases of property and equipment	(38,829)	(24,028)
Proceeds from the sale of property and equipment	516	22,103
Proceeds from the sale of company-operated restaurants	1,739	17,609
Cash flows (used in) provided by investing activities	(36,574)	15,684
Cash flows from financing activities:
Principal repayments on debt	(7,481)	(7,557)
Dividends paid on common stock	(8,652)	(9,154)
Proceeds from issuance of common stock	1	—
Repurchases of common stock	(25,000)	(14,999)
Payroll tax payments for equity award issuances	(2,992)	(868)
Cash flows used in financing activities	(44,124)	(32,578)
Net (decrease) increase in cash and restricted cash	(103,373)	45,578
Cash and restricted cash at beginning of period	185,907	136,040
Cash and restricted cash at end of period	$82,534	$181,618
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Jack in the Box Inc.

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA
(Unaudited)

	16 Weeks Ended
	January 21, 2024	January 22, 2023
Revenues:
Company restaurant sales	46.0%	51.3%
Franchise rental revenues	23.2%	20.6%
Franchise royalties and other	15.0%	14.5%
Franchise contributions for advertising and other services	15.8%	13.6%
	100.0%	100.0%
Operating costs and expenses, net:
Food and packaging (1)	28.6%	30.3%
Payroll and employee benefits (1)	32.6%	32.8%
Occupancy and other (1)	18.8%	19.0%
Franchise occupancy expenses (excluding depreciation and amortization) (2)	64.2%	61.8%
Franchise support and other costs (3)	7.1%	2.5%
Franchise advertising and other services expenses (4)	104.3%	104.0%
Selling, general and administrative expenses	9.5%	9.5%
Depreciation and amortization	3.8%	3.7%
Pre-opening costs	0.1%	0.1%
Other operating expenses (income), net	1.1%	(1.0)%
Losses (gains) on the sale of company-operated restaurants	0.1%	(0.7)%
Earnings from operations	16.3%	19.1%
Income tax rate (5)	26.9%	26.7%
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(1)As a percentage of company restaurant sales.
(2)As a percentage of franchise rental revenues.
(3)As a percentage of franchise royalties and other.
(4)As a percentage of franchise contributions for advertising and other services.
(5)As a percentage of earnings from operations and before income taxes.

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Jack in the Box Inc.

Jack in the Box systemwide sales (in thousands):	16 Weeks Ended
	January 21, 2024	January 22, 2023
Company-operated restaurant sales	$132,057	$126,142
Franchised restaurant sales (1)	1,226,750	1,208,983
Systemwide sales (1)	$1,358,807	$1,335,125
____________________________
(1)Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

Del Taco systemwide sales (in thousands):	16 Weeks Ended
	January 21, 2024	January 22, 2023
Company-operated restaurant sales	$91,983	$144,049
Franchised restaurant sales (1)	198,476	146,098
Systemwide sales (1)	$290,459	$290,147
____________________________
(1)Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

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Jack in the Box Inc.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

To supplement the condensed consolidated financial statements, which are presented in accordance with GAAP, the company uses the following non-GAAP measures: Adjusted Net Income, Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin and Franchise-Level Margin. Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions.

Operating Earnings Per Share
Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding acquisition, integration and strategic initiatives, net COLI gains, pension and post-retirement benefit costs, losses (gains) on the sale of company-operated restaurants, losses (gains) on the sale of real estate to franchisees, gains on acquisition of restaurants and the tax-related impacts of the above adjustments.
Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.
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Jack in the Box Inc.

Below is a reconciliation of Non-GAAP Adjusted Net Income to the most directly comparable GAAP measure of net income. Also below is a reconciliation of Non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share:

	16 Weeks Ended
	January 21, 2024	January 22, 2023
Net income, as reported	$38,683	$53,254
Acquisition, integration, and strategic initiatives (1)	5,621	1,651
Net COLI gains (2)	(4,834)	(5,724)
Pension and post-retirement benefit costs (3)	2,106	2,144
Losses (gains) on the sale of company-operated restaurants	254	(3,825)
Losses (gains) on the sale of real estate to franchisees	1	(9,467)
Gains on acquisition of restaurants (4)	(2,357)	—
Excess tax (benefits) shortfall from share-based compensation arrangements	(10)	143
Tax impact of adjustments (5)	(371)	4,002
Non-GAAP Adjusted Net Income	$39,093	$42,178

Weighted-average shares outstanding - diluted	20,051	21,000

Diluted earnings per share – GAAP	$1.93	$2.54
Acquisition, integration, and strategic initiatives (1)	0.28	0.08
Net COLI gains (2)	(0.24)	(0.27)
Pension and post-retirement benefit costs (3)	0.11	0.10
Losses (gains) on the sale of company-operated restaurants	0.01	(0.18)
Losses (gains) on the sale of real estate to franchisees	0.00	(0.45)
Gains on acquisition of restaurants (4)	(0.12)	—
Excess tax (benefits) shortfall from share-based compensation arrangements	0.00	0.01
Tax impact of adjustments (5)	(0.02)	0.19
Operating Earnings Per Share – non-GAAP (6)	$1.95	$2.01

____________________
(1) Acquisition, integration and strategic initiatives reflect charges that are not part of our ongoing operations, including consulting fees for discrete project-based strategic initiatives that are not expected to recur in the foreseeable future.
(2) Net COLI gains reflect market-based adjustments on the company-owned life insurance policies, net of changes in our non-qualified deferred compensation obligation supported by these policies.
(3) Pension and post-retirement benefit costs relating to our two legacy defined benefit pension plans, as well as our two legacy post-retirement plans.
(4) Relates to the gains on acquisition of 9 Del Taco restaurants.
(5) Tax impacts for the quarter calculated based on the non-GAAP Operating EPS tax rate of 27.2% in the current quarter and 26.5% in the prior year quarter.
(6) Operating Earnings Per Share may not add due to rounding.
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Jack in the Box Inc.

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, losses (gains) on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, amortization of cloud computing costs, amortization of favorable and unfavorable leases and subleases, net, amortization of franchise tenant improvement allowances and incentives, net COLI gains, and pension and post-retirement benefit costs.
Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.
Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands):

	16 Weeks Ended
	January 21, 2024	January 22, 2023
Net earnings - GAAP	$38,683	$53,254
Income taxes	14,205	19,385
Interest expense, net	24,486	26,148
Losses (gains) on the sale of company-operated restaurants	254	(3,825)
Other operating expenses (income), net (1)	5,170	(5,501)
Depreciation and amortization	18,473	19,402
Amortization of cloud-computing costs (2)	1,606	1,562
Amortization of favorable and unfavorable leases and subleases, net	124	533
Amortization of franchise tenant improvement allowances and other	1,511	1,216
Net COLI gains (3)	$(4,834)	(5,724)
Pension and post-retirement benefit costs (4)	$2,106	2,144
Adjusted EBITDA – non-GAAP	$101,784	$108,594

(1) Other operating expense (income), net includes: acquisition, integration and strategic initiatives; costs of closed restaurants; operating restaurant impairment charges; accelerated depreciation and gains/losses on disposition of property and equipment, net.
(2) Amortization of cloud computing costs includes the amounts for the non-cash amortization of capitalized implementation costs related to cloud-based software arrangements that are included within selling, general and administrative expenses.
(3) Net COLI gains reflect market-based adjustments on the company-owned life insurance policies, net of changes in our non-qualified deferred compensation obligation supported by these policies.
(4) Pension and post-retirement benefit costs relating to our two legacy defined benefit pension plans, as well as the two legacy post-retirement plans.
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Jack in the Box Inc.

Restaurant-Level Margin
Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, losses (gains) on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-operated restaurants.
Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	January 21, 2024	January 22, 2023	January 21, 2024	January 22, 2023
Earnings from operations - GAAP	$78,685	$93,775	$795	$7,156
Franchise rental revenues	(105,578)	(106,095)	(7,618)	(2,734)
Franchise royalties and other	(63,343)	(69,366)	(9,987)	(7,024)
Franchise contributions for advertising and other services	(67,362)	(65,313)	(9,569)	(6,373)
Franchise occupancy expenses	65,188	64,555	7,436	2,669
Franchise support and other costs	3,747	1,119	1,446	462
Franchise advertising and other services expenses	69,893	68,254	10,341	6,612
Selling, general and administrative expenses	33,895	32,380	12,469	17,762
Depreciation and amortization	11,356	11,029	7,117	8,373
Pre-opening costs	343	280	122	50
Other operating expenses (income), net	5,279	(6,463)	(109)	962
Losses (gains) on the sale of company-operated restaurants	(1,655)	845	1,909	(4,670)
Restaurant-Level Margin- Non-GAAP	$30,448	$25,000	$14,352	$23,245

Company restaurant sales	$132,057	$126,142	$91,983	$144,049

Restaurant-Level Margin % - Non-GAAP	23.1%	19.8%	15.6%	16.1%

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Jack in the Box Inc.

Franchise-Level Margin
Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.
Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	January 21, 2024	January 22, 2023	January 21, 2024	January 22, 2023
Earnings from operations - GAAP	$78,685	$93,775	$795	$7,156
Company restaurant sales	(132,057)	(126,142)	(91,983)	(144,049)
Food and packaging	39,261	41,326	24,872	40,607
Payroll and employee benefits	40,689	39,438	32,365	49,203
Occupancy and other	21,659	20,377	20,394	30,993
Selling, general and administrative expenses	33,895	32,380	12,469	17,762
Depreciation and amortization	11,356	11,029	7,117	8,373
Pre-opening costs	343	280	122	50
Other operating expenses (income), net	5,279	(6,463)	(109)	962
Losses (gains) on the sale of company-operated restaurants	(1,655)	845	1,909	(4,670)
Franchise-Level Margin - Non-GAAP	$97,455	$106,845	$7,951	$6,387

Franchise rental revenues	$105,578	$106,095	$7,618	$2,734
Franchise royalties and other	63,343	69,366	9,987	7,024
Franchise contributions for advertising and other services	67,362	65,313	9,569	6,373
Total franchise revenues	$236,283	$240,774	$27,174	$16,131

Franchise-Level Margin % - Non-GAAP	41.2%	44.4%	29.3%	39.6%

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